EXHIBIT 99.4(o)

Minimum Guaranteed Cash Values for Fixed Account (Form 0825-KA88)
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EXHIBIT 99.4(o)

FIRST CAPITAL LIFE
INSURANCE COMPANY

                    TABLE OF MINIMUM GUARANTEED CASH VALUES
                             FOR THE FIXED ACCOUNT

This endorsement is a part of the attached policy and is subject to its provisions.

The following subsection is added at the end of the CONTRACT VALUE section.

     The table of cash values for the fixed account shown below is based on the minimum guaranteed interest rate of 4% and on assumed $1000 annual premiums paid at the beginning of each year, starting on January 1.

     If a rate of interest greater than the minimum guaranteed rate is credited, or if the premiums allocated to the fixed account do not follow the schedule shown, or if partial cash benefits are received, the cash values will be different from those shown. For current cash values, please contact the Company.

POLICY      ANNUAL     ACCOUNT      CASH           CASH VALUE
YEAR        PREMIUM     VALUE      VALUE         RATE OF RETURN

  1         1000.00    1008.80    1000.00              .00
  2         1000.00    2057.95    2000.00              .00
  3         1000.00    3149.07    3022.28              .37
  4         1000.00    4283.83    4131.80             1.30
  5         1000.00    5463.99    5295.78             1.92
  6         1000.00    6691.35    6523.14             2.39
  7         1000.00    7967.80    7799.60             2.70
  8         1000.00    9295.31    9127.11             2.92
  9         1000.00   10675.92   10507.72             3.08
  10        1000.00   12111.76   11943.56             3.20
  11        1000.00   13605.03   13436.83             3.30
  12        1000.00   15158.03   14989.83             3.38
  13        1000.00   16773.15   16604.95             3.44
  14        1000.00   18452.88   18284.68             3.49
  15        1000.00   20199.80   20031.59             3.54
  16        1000.00   22016.59   21848.38             3.57
  17        1000.00   23906.05   23737.85             3.61
  18        1000.00   25871.09   25702.89             3.63
  19        1000.00   27914.74   27746.53             3.66
  20        1000.00   30040.13   29871.92             3.68

Signed for the Company at San Diego, California.

     /s/ ANDREW L. LOEB             /s/ FRED A. BUCK
     Secretary                      President


0825-KA88